Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Michael A. Correale Chief Financial Officer Amscan Holdings, Inc. 914 345-2020
Amscan Holdings, Inc. Announces Retail Sales
For Five-week Halloween Season Ended November 1, 2008.
ELMSFORD, NEW YORK November 21, 2008—Amscan Holdings, Inc, America’s largest retailer of party goods, today announced its preliminary retail sales results for the five-week Halloween season ended November 1, 2008. The retail sales results include the sales of Amscan’s four wholly-owned subsidiaries, Party City Corporation (“Party City”), PA Acquisition Corp. (“Party America”), Factory Card & Party Outlet Corp. (“FCPO”), and Gags & Games, Inc. (“Halloween USA”) and its majority-owned subsidiary, Party City Franchise Group, LLC (“PCFG”).
Preliminary retail sales for the five-week period ended November 1, 2008 totaled $244.5 million and were $72.4 million or 42.1% higher than the retail sales for the five-week period ended November 3, 2007, principally due to the acquisition of FCPO and the formation of PCFG, both in November 2007, and the growth of the Company’s network of temporary Halloween USA stores from 116 store in 2007 to 149 in 2008.
In addition to its network of temporary stores, the Company operated 321 Party City and Party America “Big Box” retail stores (stores generally greater than 8,000 square feet) and 86 smaller outlet stores during the 2008 Halloween season, as compared to 321 Big Box and 100 outlet stores during the 2007 season. During the 2008 Halloween season, FCPO and PCFG operated 171 and 70 stores, respectively.
Same-store net sales for the Company’s Big Box stores increased 4.1% and the average sales for temporary Halloween USA stores increased by 9.8% during the five-week Halloween season of 2008. Assuming the Company had owned the FCPO and PCFG stores during the 2007 Halloween season, same store net sales at FCPO increased by 20.1%, while same store sales at PCFG decreased 1.2%. The increase in FCPO same store sales reflects an increased emphasis on Halloween marketing and merchandising, following its acquisition by Company. The decrease in same store sales at PCFG reflects the concentration of PCFG stores located in the weaker economy of the Southeast region of the country.
Commenting on these results, Gerry Rittenberg, Amscan’s Chief Executive Officer, stated: “We are pleased with the results of our 2008 Halloween selling season. In spite of general economic conditions and continued aggressive competition from other temporary Halloween stores, our strong marketing efforts and merchandising assortments allowed us to drive results generally in line with our expectations.”
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.